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                                                                EXHIBIT (c)(3)

SAVANE


                                 March 20, 1998



Mr. William W. Compton
Chairman of the Board and
Chief Executive Officer
Tropical Sportswear International Corporation
4902 W. Waters Avenue
Tampa, Florida 33634-1302

Dear Mr. Compton:

         In connection with your consideration of a possible acquisition of, or investment in, Farah Incorporated, a Texas corporation (the "Company"), the Company has agreed to provide you certain information regarding the Company which is non-public, confidential and proprietary in nature.

1. As a condition to the Company furnishing information to you, the Company is requiring that you agree, as set forth below, to treat "Evaluation Materials" confidentially. As used in this Agreement, the term "Evaluation Materials" should, except as otherwise provided herein, mean any information that either the Company or its financial advisor, or its other representatives furnish to you and your directors, officers, partners, employees, agents and representatives (including without limitation, financial advisors, counsel, persons contemplating providing financing for any transaction, accountants, experts and consultants) (collectively, the "Representatives") in connection with a possible transaction involving the Company, whether furnished orally or in writing or gathered by inspection and regardless of whether specifically identified as "confidential," together with analyses, compilations, studies or other documents prepared by you or by your Representatives which contain or otherwise reflect or are derived from such information.

         The term "Evaluation Materials" does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or any of your Representatives, or (b) was within your possession prior to its being furnished to you by the Company or its financial advisor or representative or was or becomes available to you on a non-confidential basis from a source other than the Company or its financial advisor or representatives, provided that such source is not known by you, after reasonable inquiry, to be prohibited from disclosing such information to you by a contractual, legal or fiduciary obligation to the Company or its financial advisor or representatives.

         2. You agree that the Evaluation Materials will be used solely for the purpose of evaluating a possible transaction with the Company and that such Evaluation Materials will be
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Mr. William W. Compton
March 20, 1998
Page 2



kept confidential by you; provided, however, that you may disclose any Evaluation Materials to your Representatives who need to know such information for the purpose of evaluating the transaction (it being understood that they shall be informed by you of the confidential nature of such information and that you shall undertake reasonable efforts to cause them to treat such information on a confidential basis). You will be responsible for any breach of this Agreement by your Representatives. You agree, at your sole expense, to take all reasonable measures, including but not limited to court proceedings, to restrain your Representatives from unauthorized disclosure or use of the Evaluation Materials.

         3. The public disclosure of your possible interest in consummating a transaction involving the Company could have a material adverse effect on the Company's business if for any reason a definitive agreement with respect to such transaction is not consummated. In addition, any disclosure by you or any of your Representatives of your possible interest in consummating a transaction involving the Company to any shareholder could have a material adverse effect on the Company's business. Accordingly, you agree that without the prior written consent of the Company, you will not, and you will direct your Representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between you and the Company or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof and no Evaluation Materials will be provided to any such persons; provided, however, that you may make such disclosure as you determine may be required by any applicable law, regulation or rule based upon advice of legal counsel. You agree to provide the Company reasonable prior notice of any such disclosure. The term "person" as used in this letter shall be broadly interpreted to include, without limitation, any corporation, company, governmental agency or body, partnership or individual.

         4. You acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters which are the subject of this letter, that certain laws prohibit any person who has received material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of the Company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

         5. In the event that you are requested in any proceeding to disclose any Evaluation Materials, you will give the Company prompt notice of such request so that the Company may seek an appropriate protective order. It is further agreed that, if in the absence of a protective order you are nonetheless compelled to disclose Evaluation Materials, you may disclose such information without liability hereunder; provided, however, that you give the Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable.

         6. Upon the Company's request, you shall promptly deliver to the Company all written Evaluation Materials furnished to you or your Representatives by the Company or its financial advisor or representative, and any other written materials containing or reflecting any
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Mr. William W. Compton
March 20, 1998
Page 3



information in the Evaluation Materials (whether prepared by the Company, its advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written materials. Upon the Company's request, all documents, memoranda, notes and other writings whatsoever prepared by you or your advisors based on the information in the Evaluation Materials shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction.

         7. During the course of your evaluation, all inquiries and other communications with respect to a possible transaction are to be made only to directors, officers and employees of the Company who are specifically designated by Richard C. Allender, on behalf of the Company. Accordingly, you agree not to directly or indirectly contact or communicate with any shareholder, director, officer or other employee of the Company with respect to a possible transaction without the express written consent of the Company.

         8. Although the Company has endeavored to include in the Evaluation Materials information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its financial advisors or representatives have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Materials. You agree that neither the Company nor any of its financial advisors or representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Materials. Only those representations or warranties that are made to you in a definitive sale agreement when, as, and if, it is executed, and subject to such limitations and restrictions as may be specified in such definitive sale agreement, will have legal effect.

         9. You agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives, and that in addition to all other remedies the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive and to use your reasonable efforts to cause your Representatives to waive any requirement for the securing or posting of any bond in connection with such remedy.

         10. (a) You agree that, for a period of two (2) years after the date hereof, unless and until you shall have been specifically invited or authorized in writing by the Company, you will not, and will cause each of your Affiliates (as defined below) not to, directly or indirectly, solicit, seek or offer to effect, negotiate with or provide any information to any person with respect to, or make any statement, proposal or inquiry, whether written or oral, either alone or in concert with others, to the Board of Directors of the Company, to any director or officer of the Company or to any shareholder or securityholder of the Company or otherwise make any public announcement or proposal or offer whatsoever with respect to, (i) any form of business combination or other acquisition transaction involving the Company, including, without limitation, a merger, consolidation, tender or exchange offer, sale or purchase of assets or securities, or dissolution or liquidation of the Company,
(ii) any form of restructuring, recapitalization or similar transaction
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Mr. William W. Compton
March 20, 1998
Page 4



with respect to the Company, (iii) any request or proposal to amend, waive or terminate any provision of this Agreement or (iv) any proposal or other statement inconsistent with the terms of this Agreement. The term "Affiliates" shall mean a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with you.

         (b) You agree that, for a period of two (2) years after the date hereof, without the prior written consent of the Company, you will not, and will cause each of your Affiliates not to, singly or as part of a "partnership, limited partnership, syndicate or other group" (as those terms are used within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which meanings shall apply for all purposes of this Agreement), directly or indirectly, through one or more intermediaries or otherwise:

                  (i) acquire, offer or propose to acquire, or agree to acquire, by purchase or otherwise, (A) any securities entitled to, or that may be entitled to, vote generally in the election of the Company's Board of Directors (collectively; "Voting Securities"), or
         (B) any direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any Voting Securities or
         (C) any assets or securities of the Company;

                  (ii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to the Voting Securities (including by the execution of action by written consent), become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 of the Exchange Act) with respect to the Company, seek to advise, encourage or influence any person or entity with respect to the voting of any Voting Securities or demand a copy of the Company's stock ledger, list of its shareholders or other books and records;

                  (iii) participate in or encourage the formation of any group which owns or seeks or offers to acquire beneficial ownership of securities of the Company or any assets of the Company or rights to acquire such securities or which seeks or offers to effect control of the Company or for the purpose of circumventing any provisions of this Agreement; or

                  (iv) otherwise act, alone or in concert with others (including by providing financing to another party), to seek or offer to control, in any manner, the management, Board of Directors or policies of the Company.

         (c) Without the Company's prior written consent, those of your employees who have received Evaluation Materials will not for a period of two
(2) years from the date hereof directly induce or cause others to induce any person who is either an officer of the Company or any of its subsidiaries or involved in any of the negotiations or due diligence review in respect of a transaction to leave the employment of the Company.
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Mr. William W. Compton
March 20, 1998
Page 5



         11. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without giving effect to its conflict of laws, principles or rules.

         12. If at any time you consider a transaction which would involve participation, directly or indirectly by a third party, you agree to cause such third party to execute a confidentiality agreement .satisfactory to the Company prior to the disclosure to such party of any Evaluation Materials.

         13. If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute your agreement with respect to the matters set forth herein.

                                        Very truly yours,

                                        FARAH INCORPORATED



                                        By: /s/ Richard C. Allender
                                            --------------------------------
                                            Richard C. Allender
                                            Chairman of the Board, President and
                                            Chief Executive Officer


Confirmed and agreed to:

TROPICAL SPORTSWEAR
 INTERNATIONAL CORPORATION


By:/s/ William W. Compton
   --------------------------------
   Mr. William W. Compton
   Chairman of the Board and
   Chief Executive Officer


Dated:        3/26/98
      -----------------------------